Exhibit 10.36

Lease Agreement

regarding

Koningsweg 101-103 in

's-Hertogenbosch

between

C.V. Kingsroad

and

Brand Loyalty International B.V.

LEASE AGREEMENT FOR OFFICE SPACE
and other commercial premises subject to Article 230a of Book 7 of the Dutch Civil Code

Model contract as established by the Real Estate Council (ROZ) on July 30, 2003.
Reference to this model and the use thereof is only permitted if the completed, added or deviating text can be clearly recognized as such. Additions and deviations should preferably be included in the section "special provisions." Any liability for adverse effects arising from the use of the text of the model is excluded by the ROZ.

The undersigned:

C.V. Kingsroad, established at Het Zuiderkruis 1, 5215 MV 's-Hertogenbosch,

hereinafter referred to as "Lessor,"

registered in the Trade Register under number 55598404, hereby duly represented by Kingsroad 88 B.V., registered in the Trade Register under number 50984357, hereby duly represented by Mr. A.L.G van Tuel,

and

Brand Loyalty International B.V., established at Het Zuiderkruis 1, 5215 MV 's-Hertogenbosch,

hereinafter referred to as "Lessee,"

registered in the Trade Register under number 17116091, hereby duly represented by Mrs. C.M.P. Mennen-Vermeule,

have agreed as follows:

Property, purpose

1.1	Lessor leases to Lessee and Lessee leases from Lessor approximately 12.308 m2 office space (the exact floor area will be determined after delivery in accordance with a NEN 2580 measurement certificate) of the office building located at Koningsweg 101-1-3 in 's-Hertogenbosch, as well as 154 parking spaces, of which 118 reserved parking spaces located in the underground garage space, and 36 parking spaces located in the enclosed parking lot behind the building, recorded in the Land Register as Municipality of 's-Hertogenbosch, Section I, Number 2038, referred to as "the Leased Space," which office space is further specified on the drawing initialed by the parties attached to this agreement and being part thereof, and a Certificate of Practical Completion ("proces-verbaal van oplevering") initialed by the parties, which shows which installations and other facilities are, and which installations and other facilities are not, part of the Leased Space and which also includes a description of the condition of the Leased Space, if possible supplemented with photographs initialed by the parties.

1.2	The Leased Space may be used exclusively by or on behalf of Lessee as office space in the broadest sense, archive space and parking spaces.

Initials Lessee :
Initials Lessor :

1.3	Lessee is not allowed to assign any purpose to the Leased Space other than described under 1.2 without the prior written consent of Lessor.

1.4	The maximum permissible load on the floors of the Leased Space is 250kg/m2.

Conditions

2.1	The 'GENERAL CONDITIONS FOR THE LEASING OF OFFICE SPACE' and other business premises subject to Article 230a of Book 7 of the Dutch Civil Code,' filed with the Clerk of the District Court of The Hague on July 11, 2003 and registered under number 72/2003, hereinafter referred to as the "General Conditions," are part of this Agreement. These General Conditions are fully known to the parties. Lessor and Lessee have received a copy of the General Conditions.

2.2	The General Conditions referred to in 2.1 are applicable except where this Agreement expressly stipulates otherwise or where applicability in relation to the Leased Space is not possible.

Duration, extension and termination

3.1	This Lease Agreement is entered into for term of 15 years, beginning January 1, 2014 and ending on December 31, 2028.

3.2	After expiration of the term referred to in 3.1 this Agreement will be continued for a further period of 5 years, therefore through December 31, 2033. The Agreement will subsequently be continued for a further period of 5 years, therefore through December 31, 2038.

3.3	Termination of this Agreement takes place by giving notice by Lessee or Lessor, with due observance of a notice period of at least one year. Only the Lessee is entitled to terminate the Lease Agreement after 15 years (December 31, 2028) and 20 years (December 31, 2033). Thereafter, both parties entitled to terminate the Lease Agreement at the end of each lease period.

3.4	Termination shall take place by means of a bailiff's writ or by registered letter.

Initials Lessee :
Initials Lessor :

Rent, VAT, rent adjustment, payment obligations, period of payment

4.1	The initial rent of the Leased Space is (in words: ).

4.2	Parties agree that Lessor charge VAT on the rent.
If it is agreed upon that VAT will not be charged on the rent, Lessee is due a separate compensation to Lessor in addition to the rent, to compensate Lessor respectively its successor(s) for damages resulting from the fact that VAT on Lessor's investments and operation costs of the Leased Space are not or no longer tax deductible. The provisions of Article 19.1 through 19.9 of the General Conditions do not apply in such case.

4.3	If parties agreed that VAT will be charged on the rent Lessor and Lessee will use the option based on Communication 45, Decree of March 24, 1999, number VB 99/571 to waive a joint request for a VAT taxable lease. By signing this Lease Agreement Lessee declares, also for the benefit of Lessor's successor(s), that he uses and will continue to use, or will others make use and continue to use, the Leased Space for purposes for which the right of deduction of VAT under Article 15 of the Turnover Tax Act 1968 entirely or practically entirely subject exists.

4.4	Lessee's fiscal year runs from January 1st through December 31st.

4.5	The rent will be adjusted .

4.6	The payment for additional supplies and services to be provided by or on behalf of Lessor will be determined in accordance with Article 16 of the General Conditions. A system of advances is applied to this system, with later settlement as specified there.

4.7.1	Lessee's payment obligations consist of:
•	the rent;
•	VAT due on the rent in case parties have agreed upon a VAT taxable lease;
•	the advance payment for additional supplies and services provided for or on behalf of the Lessor and the VAT thereon.

Initials Lessee :
Initials Lessor :

4.7.2	If the parties agreed on a VAT taxable lease and the Leased Space may no longer be leased subject to VAT Lessee is no longer required to pay VAT on the rent. In such case the amounts of compensation referred to in 19.3.a of the General Conditions apply and will replace the VAT and the compensation pursuant to 19.3.a sub I is assessed beforehand by parties at 25% of the actual annual rent~~.~~

4.8	Per payment period of 3 calendar month(s) the following applies at commencement of the lease:

-	the rent
-	the VAT due over the rent
-	the advance for the compensation for additional services rendered for or on behalf of the Lessee, with VAT due over these services

Total

In words: (  )

4.9	In view of the effective date of the lease, the first payment term applies to the period from January 1, 2014 through March 31, 2014, and the amount due for this first period is . This amount is inclusive of VAT, however only if Lessor is due VAT on the rent. Lessee will pay this amount before or on January 1, 2014.

4.10	The periodic payments to be made by Lessee to Lessor under this Lease Agreement as specified in 4.8 are due as an advance payment in one sum in Euros and shall be been made in full before or on the first day of the period to which the payments apply.

4.11	Unless stated otherwise, all amounts in this Lease Agreement and the General Conditions forming a part thereof are exclusive of VAT.

Supplies and services

5.	With regard to additional supplies and services parties agree that Lessee and Lessor will mutually consult which additional supplies and services will be provided by Lessor and at what cost.

Bank guarantee/deposit

6.	Parties establish the amount of the bank guarantee referred to in 12.1 of the General Conditions at .
In words: (  )
Parties agree that, in deviation of Article 12.1 of the General Conditions, Lessee shall only provide the bank guarantee referred to here above at the moment this is requested by Lessor.

Initials Lessee :
Initials Lessor :

Property management

7.1	Until Lessor informs otherwise, the management of the property will be carried out by Lessee.

7.2	Unless agreed in writing otherwise, Lessee will consult the management on the contents and any other matter relating to this Lease Agreement.

Special conditions

8.1	Delivery of the Leased Space at commencement of lease period:
The Leased Space will be delivered to Lessee by Lessor in fully renovated condition in accordance with the following documents:
•	Mansveld Projecten & Services B.V.: building contract Lot 4 - electrotechnical equipment, dated July 3, 2012.
•	Oskomera Projecten B.V.: building contract Lot 2 - complete exterior façade, dated July 5, 2012.
•	Engineering firm Wolters & Dros B.V.: building contract Lot 3 - mechanical systems, dated July 3, 2012.
•	Building cooperative Hurks-Moonen V.O.F.: building contract Lot 1 - mechanical activities, dated July 5, 2012.

8.2	Installation work:
Lessee has the right to install lessee refurbishments, upon written consent of Lessor. Lessor shall not withhold such consent on unreasonable grounds.

Lessee has the right to install such refurbishments before the commencement date of the Lease Agreement, without additional rent payment to Lessor. In such event only service costs are due.

8.3	Right to sublease and restitution:
Lessee has the right to amend the ascription of the lessee in the Leased Space in the event of a name change of Lessee.
Lessee has the right to sublet the Leased Space or to allow use by related companies without consent of Lessor, whether as a whole or in part. Lessee shall inform Lessor in writing of such event.
Lessee has the right to sublet the Leased Space, as a whole or in part, to third parties upon written consent of Lessor. Lessor shall not withhold or delay such consent on unreasonable grounds.

Initials Lessee :
Initials Lessor :

8.4	Right of subrogation:
Lessee has the right to appoint another lessee to take his place under this Lease Agreement. No approval of Lessor is necessary for the subrogation to related companies. Written approval of Lessor is required for subrogation to third parties. Such approval shall not be withheld on unreasonable grounds.

The successive tenant shall comply with all reasonable requirements of solvability, business moral, and expected use, such at the discretion of Lessor. The successive tenant shall accept any obligations, terms and conditions resulting from this Agreement. Lessor shall not withhold or delay its consent to this paragraph on unreasonable grounds. Moreover, no additional payment will be required from Lessee other than those obligations that result from the Lease Agreement.

8.5	Delivery at end of Lease Agreement:
Lessee has the right to return the Leased Space to Lessor at the end of the lease period in its actual condition on that moment. This means that Lessee may leave the refurbishments it installed (e.g. partition walls, flooring, data cables, etc.) behind.

8.6	Rent adjustment:
 In addition to the rent adjustment by Lessor on the basis of indexing, both Lessee and Lessor have the right to demand rent adjustment according to the market value of the Lease Space, first on January 1, 2029 and subsequently each time after expiry of a lease period of 5 years. To determine the market rent the then applicable rent-free periods, contributions to any refurbishment and other financial incentives will also be considered. In case they want to exercise this right, Lessor and Lessee shall inform the other party of this intent by registered letter with receipt confirmation, latest 18 months before the effective date of the rent adjustment.
In the event parties do not reach an agreement within four weeks after receipt of the writing described here above, the market rent will be determined by a committee of three experts. Both Lessor and Lessee shall, within 14 days after a dispute has arisen, each appoint an expert, who will appoint a third expert within 6 days after the date of their appointment. Within 6 days after the date of the assignment the experts shall notify whether they will accept the assignment. In the event one of the parties fails to timely appoint his expert within fourteen days, or if both experts are not able to reach an agreement within six days about the choice of the third expert, the party that took first action may request the District Court (Arrondissementsrechtbank) in Amsterdam to appoint the absent expert(s).
No later than 4 weeks after the appointment of the third expert this committee will establish the market value in a binding decision. If no agreement on the rent value is reached the opinion of the third expert is decisive. Each party will bear the costs of its own expert. The costs of the third expert will be borne equally by both parties. The rent may be adjusted either upward or downward.

Initials Lessee :
Initials Lessor :

8.7	Access:
The leased space is accessible to Lessee 24 hours per day, 7 days per week.

8.8	Security:
Lessee has the right to install its own security system in the Leased Space, including card access systems and a video surveillance system, as long as the privacy of the other tenants is respected.

8.9	Advertising and name display:
Lessee has the exclusive right to install a name display to the façade and / or on the building, without additional rent due. The installation shall only take place after any required government approvals / permits have been obtained and after written consent of Lessor (who shall not withhold his consent on unreasonable grounds). All costs involved with the name display, including permits, installation, maintenance and removal, are borne by Lessee.

Lessee also has the right to install advertisement displays at paces designated for that purpose in the building.

8.10	Roof rights:
Lessee has the right to install antennas, satellite receives and such on the roof, without additional rent due. The installation shall only take place after any required government approvals / permits have been obtained and after written consent of Lessor. Lessor shall not withhold his consent on unreasonable grounds. All costs involved with the name display, including permits, installation, maintenance and removal, are borne by Lessee.

8.11	Electricity meters:
 Lessor shall arrange the placement of an electricity meter in the Leased Space for the use of electricity in the Leased Space.

8.12	UPS / Generator:
Lessee has the right to install a stand-by generator to support the UPS room in the Leased Space. For both the UPS and the generator applies that this should take place on locations where this is technically and structurally possible, and after written consent of Lessee, who shall not withhold or delay such consent on unreasonable grounds.

8.13	Termination earlier lease agreement:
By signing this Lease Agreement parties agree that the lease agreement concluded between Lessor and Lessee (in any event its predecessor in title) on November 1, 2010 expires.

Initials Lessee :
Initials Lessor :

8.14	Changes to General Conditions:
Parties agree that the following amendments apply to the General Conditions:

-	Notwithstanding the provisions of Article 6.1 of the General Conditions, Lessee is not required to effectively, fully, properly, personally and exclusively use the Leased Space and therefore equip the Leased Space with adequate furnishings and fittings.
-	In addition to the provisions of Article 6.11.6, final sentence, of the General Conditions, parties agree that such will not take place other than upon consultation with the Lessee.
-	The provisions of Article 7 of the General Conditions do not apply before Lessor has given a reasonable term to still meet his obligations.
-	The basis year "2000=100" referred to in Article 9.1 of the General Conditions for the price index is changed in to "2006=100."
-	The provisions of Article 11.5 and Article 11.6 of the General Conditions are not applicable. Instead, the default provisions of Article 7:204 Civil Code apply.
-	In addition to the provisions of Article 14.1 of the General Conditions parties agree that such will not take place before consultation with Lessee.
-	The provisions of Article 14.2, Article 14.4 and Article 14.5 of the General Conditions are not applicable. Except with explicit consent of Lessee, Lessor does not have the right to perform renovation activities during the lease period. Lessee has the right to impose conditions to his consent.
-	The following will be added to Article 16.9 of the General Conditions: "after consultation with Lessee and after his approval."
-	The provisions of Article 17 of the General Conditions apply to both Lessor and Lessee.
-	The provisions of Article 18.2 of the General Conditions apply not earlier than after Lessor has properly given Lessee notice of the default and given a reasonable term to still meet his obligations.
-	The provisions of Articles 22.1, final sentence, 222 and 22.3 of the General Conditions are not applicable.

Initials Lessee :
Initials Lessor :

Agreed and signed in threefold,

Place: 's-Hertogenboschdate 10/09/12	Place: 's-Hertogenboschdate 10/09/12

C.V. Kingsroad /s/ A.L.G. van Tuel Mr. A.L.G. van Tuel	Brand Loyalty International B.V. /s/ C.M.P. Mennen-Vermeule Mrs. C.M.P. Mennen-Vermeule

Appendices

- General Conditions
- Mansveld Projecten & Services B.V.: building contract Lot 4 - electrotechnical equipment, dated July 3, 2012.
- Oskomera Projecten B.V.: building contract Lot 2 - complete exterior façade, dated July 5, 2012.
- Engineering firm Wolters & Dros B.V.: building contract Lot 3 - mechanical systems, dated July 3, 2012.
- Building cooperative Hurks-Moonen V.O.F.: building contract Lot 1 - mechanical activities, dated July 5, 2012.
- Certificate of Practical Completion ("proces-verbaal van oplevering"),
- Bank guarantee

Separate signature(s) of Lessee(s) for receipt of a copy of the 'GENERAL CONDITIONS LEASE AGREEMENT OFFICE SPACE' and other commercial premises subject to Article 7:230a Dutch Civil Code, as referred to in 2.1.

/s/ C.M.P. Mennen-Vermeule

Mrs. C.M.P. Mennen-Vermeule

Initials Lessee :
Initials Lessor :

ADDENDUM LEASE KONINGSWEG 101-103

The undersigned:

1.	The limited partnership C.V. Kingsroad, having its business address at 5215 MV 's-Hertogenbosch, Het Zuiderkruis 1, hereinafter referred to as: the 'Lessor', duly represented by its legal representative its general partner the private company with limited liability Kingsroad 88 B.V., with its registered office in 's-Hertogenbosch and its business address at 5215 MV 's-Hertogenbosch, Het Zuiderkruis 1, the latter by its legal representative Mr A.L.G. van Tuel;

2.	The private company with limited liability Brand Loyalty International B.V., with its registered office in 's-Hertogenbosch and having its business address at 5215 MV 's-Hertogenbosch, Het Zuiderkruis 1, hereinafter referred to as: the 'Lessee', duly represented by its legal representative Ms C.M.P. Mennen-Vermeule;

The undersigned stated under (1) and (2) in the following each referred to as 'Party' and together as 'Parties';

TAKE INTO CONSIDERATION:

A.	The Lessor leases to the Lessee and the Lessee leases form the Lessor circa 12,308 m2 office space in the office building with address at Koningsweg 101-103 's-Hertogenbosch, together with 154 parking places, whereof 118 designated parking places in the parking garage situated under the office building and 36 parking places on the fenced car park situated behind the office building, recorded in the land register as Muncipality of 's-Hertogenbosch, Section I, no. 2308, hereinafter: the 'Leased Space', all as described and agreed upon in the written Office Lease ("Huurovereenkomst Kantoorruimte") dated 9 oktober 2012 drawn up and signed by the Parties (including the applicable general conditions ("Algemene Bepalingen Huurovereenkomst Kantoorruimte") and other schedules to the Lease), known sufficiently to the Parties without further description, hereinafter referred to as: the 'Lease';

B.	Parties have made in addition to – respectively derogated from - the Lease further arrangements which they wish to record in writing in this Addendum.

THE PARTIES MUTUALLY COVENANT WITH EACH OTHER AS FOLLOWS:

1.	Contrary to the provisions of the Lease, the installations and improvements listed in the Schedule to this Addendum worth are installed not for the account of the Lessee, but for the account of the Lessor, and therefore become property of the Lessor and will in that capacity form part of the Leased Space.

2.	In relation to the provision stated under 1 of this Addendum, contrary to the provisions of Clause 4.1 of the Lease, the initial annual rent of the Leased Space shall be excluding VAT. The payment obligations of the Lessee arising from Clauses 4.8 and 4.9 of the Lease will be adjusted accordingly and no bank guarantee will be provided.

3.	The Schedule forms an integral part of the Addendum.

4.	In so far as this Addendum does not depart from the provisions of the Lease, these provisions remain in full force. In the event of contradictions between provisions of the Lease and provisions of the Addendum to the Lease, the provisions laid down in this Addendum will prevail.

Drawn up and signed in triplicate in 's-Hertogenbosch on 23 December 2013,

on behalf of C.V. Kingsroad /s/ A.L.G. van Tuel A.L.G. van Tuel	Brand Loyalty International B.V. /s/ C.M.P. Mennen-Vermeule C.M.P. Mennen-Vermeule

Schedule: specification of additional installations and improvements to be installed by the Lessor

Initials Lessee :
Initials Lessor :